UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

Growblox Sciences, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-55462 (Commission File Number)	59-3733133 (IRS Employer I.D. No.)

3550 W. Teco Avenue
Las Vegas, Nevada 89118
Phone: (844) 843-2569
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Effective June 1, 2016, the Company entered into an Amended and Restated Employment Agreement with its Chief Executive Officer, John Poss.  The agreement will end on May 1, 2017, which end date can be extended upon the mutual agreement of the parties.  Under the agreement Mr. Poss will receive an annual salary of not less than $120,000 and quarterly bonuses equal to the value of 125,000 shares of Growblox common stock.  Bonuses are payable in S-8 stock or cash in the discretion of the Company.  Under the agreement, Mr. Poss will also receive options to acquire 1.4 million shares of the Company's common stock subject to certain vesting requirements.  The option strike price is the market value of the stock on the date the options were granted.

Also effective on June 1, 2016, the Company amended its employment agreement with its Chief Science Officer, Andrea Small-Howard.  Pursuant to the amendment, Ms. Small-Howard surrendered a stock award for 450,000 shares of common stock in exchange for warrants to purchase 1.2 million common shares at the strike price of $0.30 per share.

Also on June 1, 2016, the board amended compensation arrangements with Mr. Craig Ellins, the Chairman and Chief Innovation Officer of the Company.  Pursuant to the amendment, warrants issued on June 22, 2015, for the purchase of 5,000,000 shares of common stock of the Company at the exercise price of $0.45 per share were cancelled and warrants for the purchase of 5,000,000 shares of common stock of the Company at the exercise price of $0.30 were issued to Mr. Ellins.

Also on June 1, 2016, the board of directors established compensation for outside directors to be $25,000 annually with an additional $1,000 for each meeting attended.  The compensation is payable in cash or stock at the election of the Company.  The outside directors also each received options to purchase 450,000 shares of stock which vest over 24 months.  The strike price of the options is $0.16 per share, the market value of the Company's common stock on the date the outside directors were elected to the board.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Growblox Sciences, Inc.

Dated: June 7, 2016	By:	/s/ John Poss
John Poss
Chief Executive Officer